News Release

For more information contact:
Stephen P. Cotugno
Executive Vice President-Corporate Development
PDI, Inc.
201.574.8617

PDI, Inc. Names Nancy McCarthy Executive Vice President, Human Resources

Saddle River, New Jersey (September 21, 2004). PDI, Inc. (Nasdaq:PDII) an outsourced sales and marketing company, is pleased to announce that Nancy McCarthy has joined the company as Executive Vice President, Human Resources.

Charles T. Saldarini, Vice Chairman and CEO, PDI said, “As an outsourced sales and marketing services company, PDI’s reputation is built on our ability to consistently deliver highly talented and highly trained work forces that have the flexibility and skills to meet our clients’ challenges at a moment’s notice. Nancy brings extensive experience with both global learning platforms and large-scale sales forces that will help PDI build strong organizational capability.”

One of Ms. McCarthy’s initial objectives, Mr. Saldarini said, is to implement an enterprise-wide talent management platform that will proactively align to meet PDI’s growth strategy. Such a platform will enhance the company’s ability to attract and retain experienced and highly skilled talent with optimal versatility, he noted.

“I welcome the opportunity to bring my broad experience with dynamic sales organizations to PDI,” Ms. McCarthy said. ”This organization is already a leader in its space and offers the challenge of further enhancing an already effective system to meet the needs of a highly-competitive marketplace. With attention to performance management and leadership development, PDI will not only continue to satisfy current clients, but also develop long term bench strength to prepare for tomorrow’s challenges.”

Ms. McCarthy brings more than 20 years of Human Resources leadership to PDI. Prior to joining PDI, Ms. McCarthy worked at Avaya, a telecommunications company, where she led an enterprise-wide initiative to create the architecture for a global learning platform to support the company’s business strategy. Before joining Avaya, Ms. McCarthy worked for Datascope Corp., a medical devices company, where she was the driving force in establishing their Leadership Development Platform, creating a fully integrated HR System for recruitment, training, executive coaching and performance management.

Ms. McCarthy received a BA from the University of New Hampshire, and an MBA from Fairleigh Dickinson University.

The Better Way — The PDI Way

About PDI

PDI, Inc. (NASDAQ:PDII) is a leading provider of outsourced sales and marketing services to the biopharmaceutical and medical device and diagnostics industries. PDI’s comprehensive set of next-generation solutions is designed to increase its clients’ strategic flexibility and enhance their efficiency and profitability. Headquartered in Saddle River, NJ, PDI also has offices in Pennsylvania and Illinois.

PDI’s sales and marketing services include dedicated, shared, clinical and combination sales teams; marketing research and consulting; medical education and communications; talent recruitment; and integrated commercial solutions from pre-launch through patent-expiration. The company’s experience extends across multiple therapeutic categories and includes office and hospital-base initiatives. PDI’s global presence is maintained through a strategic partnership with In2Focus, a leading U.K. provider of outsourced sales services.

PDI’s commitment is to deliver innovative solutions, excellent execution and superior results to its clients. Through strategic partnership and client-driven innovation, PDI maintains some of the longest sales and marketing relationships in the industry. Recognized as an industry pioneer, PDI continues to innovate today as a thought-starter for the outsourcing of sales and marketing services.

For more information, visit the Company’s website at www.pdi-inc.com.

The Better Way — The PDI Way